Exhibit 99.2


                                  Press Release

                           SERVICE 1ST BANK ANNOUNCES
                          FORMATION OF HOLDING COMPANY


         John Brooks, Chairman and Chief Executive Officer of Service 1st Bank, announced today that effective at the close of business June 26, 2003, Service 1st Bancorp, a newly formed California corporation, became the holding company for Service 1st Bank. In connection with this reorganization, each share of the Service 1st Bank's outstanding common stock will represent one share of the common stock of Service 1st Bancorp and the common stock of Service 1st Bancorp will be quoted under the symbol "SVCF" on the OTC Bulletin Board (OTCBB).

         Mr. Brooks indicated that the Board of Directors of Service 1st Bank believes that creation of the holding company will enhance the ability of the Bank to compete with major banks in its marketing area, many of which have been similarly reorganized, and will provide a broader range of business alternatives with respect to growth and access to additional capital consistent with the Bank's strategic plans.

         Service 1st Bank is an independent and locally owned state licensed bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

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